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                                                                    EXHIBIT 23.4

                      [LETTERHEAD OF SHEARMAN & STERLING]


                                                              September 26, 2001


GT Group Telecom Inc.
20 Bay Street, 7th Floor
Toronto, Ontario
Canada M5J 2N8

Ladies & Gentlemen:

     We hereby consent (A) to the incorporation by reference of (1) our opinion to GT Group Telecom Inc. (the "Company") dated May 30, 2000, regarding the Company's 13 1/4% Senior Discount Notes due 2010 (the "Notes") registered under the Securities Act of 1933, as amended (the "Act"), by the Company's Registration Statement on Form F-4 (No. 333-38058), and (2) our opinion to the Company dated November 22, 2000, regarding the Company's warrants to purchase class B non-voting shares of the Company (the "Warrants") registered under the Act by the Company's Registration Statement on Form F-1 (No. 333-45378), as exhibits to this Registration Statement on Form F-3, as it may be amended from time to time, (the "Registration Statement") relating to the offers and sales of an indeterminate amount of the Company's class B non-voting shares, Warrants and Notes in connection with market-making transactions by and through affiliates of the Company and (B) to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                          Very truly yours,

                                          /s/ SHEARMAN & STERLING